Exhibit 99.2 - Press release issued February 17, 2005

1411 Third Street, P.O. Box 5004, Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY GAS COMPANY RATE ADJUSTMENT FOR BATTLE CREEK AREA APPROVED BY CITY COMMISSION

PORT HURON, MI, FEBRUARY 17, 2005 - SEMCO ENERGY, Inc. today announced that SEMCO ENERGY GAS COMPANY has received final approval from the Battle Creek City Commission to implement a negotiated three-year adjustment in base rates. The base rate adjustment, negotiated in January with City officials and approved by the City Commission after public hearings, is expected to generate $3.55 million, $3.7 million and $3.85 million in additional revenue for the Company, respectively, over the next three years. Base rates recoup costs incurred by the Company to maintain its natural gas distribution infrastructure and cover expenses such as employee health care, property insurance and regulatory compliance. This is the first base rate adjustment for Battle Creek area customers since 1995. Residential customers will see a $4 increase in the Customer Charge to $11 a month. The adjusted rates go into effect with the April billing cycle, which will apply the new rates to gas consumed in March for some customers.
Battle Creek customers also will return to index-based natural gas commodity pricing after a current three-year price freeze expires March 31, 2005. Index-based pricing charges customers the market cost of the natural gas commodity they consume. A frozen rate guarantees a locked-in rate regardless of market fluctuations. Battle Creek residents saved an average $544 per household on natural gas costs since 2002 under the frozen rate that expires March 31. Current market conditions make another frozen rate program unattractive at this time. SEMCO ENERGY GAS COMPANY and Battle Creek officials have agreed to consider a frozen rate program if market conditions become favorable in the future.
SEMCO ENERGY GAS COMPANY serves approximately 37,000 residential, commercial and industrial customers in its Battle Creek service territory. Battle Creek is a Home Rule community, which means utility rates are currently approved by the Battle Creek City Commission, not the Michigan Public Service Commission.

SEMCO ENERGY, Inc. distributes natural gas to more than 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.